EXHIBIT 5 AND 23(A)
                                                              Attorneys at Law
                                                                    Suite 2800
                                                         1100 Peachtree Street
KILPATRICK STOCKTON LLP                           Atlanta, Georgia  30309-4530
                                                       Telephone: 404.815.6500
                                                       Facsimile: 404.815.6555

                                               E-mail: jsteinberg@kilstock.com
                                                     Direct Dial: 404.815.6283

                               June 3, 1999


Suburban Lodges of America, Inc.
300 Galleria Parkway
Suite 1200
Atlanta, Georgia  30339

     Re:  Form S-8 Registration Statement - - Suburban
          Lodges of America, Inc. Stock Option and
          Incentive Award Plan

Gentlemen:

     We have acted as counsel for Suburban Lodges of America, Inc., a Georgia corporation (the "Company"), in the preparation of the Form S-8 Registration Statement relating to the Company's Stock Option and Incentive Award Plan (the "Plan") and the proposed offer and sale of up to 250,000 additional shares of the Company's common stock, par value $.01 per share (the "Common Stock"), pursuant thereto. In connection with the preparation of said Registration Statement, we have examined certificates of public officials and originals or copies of such corporate records, documents and other instruments relating to the authorization of the Plan and the authorization and issuance of the shares of Common Stock as we have deemed relevant under the circumstances.

     On the basis of the foregoing, it is our opinion that:

          The Company was duly organized and incorporated and is validly existing under the laws of the State of Georgia, with an authorized capitalization consisting of 100,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $1.00 per share.

          The Plan and the proposed offer and sale thereunder of up to 250,000 additional shares of Common Stock have been duly authorized by the Board of Directors and the shareholders of the Company, and the shares, when issued in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.


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     We hereby consent to the filing of this opinion as an exhibit to said Registration Statement.

                                   Sincerely,

                                   KILPATRICK STOCKTON LLP


                                  By: /s/ James Steinberg
                                     James Steinberg, a partner